EXHIBIT 99.1

BlastGard International Raises

Approximately $3.0 Million in Equity Financing

CLEARWATER FL — April 25, 2007 — BlastGard International, Inc. (OTCBB: BLGA) has a plan of financing and has raised approximately $3,000,000 from the sale of its Common Stock at $.30 per share and 18 month Warrants exercisable at $.45 per share.  The financing is ongoing and no assurances can be given that additional financing will be raised. The proceeds raised will provide BlastGard with working capital for its operations. Furthermore, Andrew McKinnon, our new Chief Operating Officer, has entered into an Agreement to purchase $1,200,000 of our outstanding indebtedness and, upon completion of such purchase, he has indicated to the Board that he and any other purchasers of such debt will convert same into 4,000,000 shares of Common Stock.

About BlastGard International, Inc.

BlastGard International, Inc. creates, designs, develops, manufactures and markets proprietary blast mitigation materials. The Company's patent-pending BlastWrap® technology effectively mitigates blast effects and suppresses post-blast fires. This unique technology can be used to create new, finished products or be used to retrofit to existing products. While the need for this technology has always been present, the security and safety concerns resulting from the September 11, 2001 acts and the subsequent development of Homeland Security make the timing of the Company's emergence even more important. The Company's core market focus is on blast effects mitigation for the commercial sector, military, law enforcement and government agencies. BlastWrap® is based upon well-defined principles and suppresses blast pressures by 50% or more. BlastWrap® products are made from two flexible films arranged one over the other and joined by a plurality of seams filled with attenuating filler material (volcanic glass bead or other suitable two-phase materials), configurable (designed for each application) with an extinguishing coating that offers a revolutionary blast protection system against Blast & Fire/burn threats. BlastWrap® is a blast mitigation assembly that can be wrapped around or conform to any shape. BlastWrap® is a concept (not a chemical compound) from which blast protection products are built to save lives and reduce damage to valuable assets from explosions. Additional information on BlastGard can be found at http://www.blastgardintl.com.

``Safe Harbor'' statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ